Exhibit 99.1

Meridian Corporation Reports First Quarter 2025 Results and Announces a Quarterly Dividend of $0.125 per Common Share.
MALVERN, PA., April 25, 2025 — Meridian Corporation (Nasdaq: MRBK) today reported:

	Three Months Ended
(Dollars in thousands, except per share data)((Unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Income:
Net income	$2,399	$5,600	$2,676
Diluted earnings per common share	$0.21	$0.49	$0.24
Pre-provision net revenue (PPNR) (1)	$8,357	$11,167	$6,419
(1) See Non-GAAP reconciliation in the Appendix

•Net income for the quarter ended March 31, 2025 was $2.4 million, or $0.21 per diluted share.

•Pre-provision net revenue1 for the quarter was $8.4 million, up $1.9 million or 30.2% from 1Q 2024.

•Net interest margin was 3.46% for the first quarter of 2025, with a loan yield of 7.19%.

•Return on average assets and return on average equity for the first quarter of 2025 were 0.40% and 5.57%, respectively.

•Total assets at March 31, 2025 were $2.5 billion, compared to $2.4 billion at December 31, 2024 and $2.3 billion at March 31, 2024.

•Commercial loans, excluding leases, increased $49.5 million, or 3% for the quarter.

•First quarter deposit growth was $123.4 million, or 6%.

•Non-interest-bearing deposits were up $82.6 million or 34%, quarter over quarter.

•On April 24, 2025, the Board of Directors declared a quarterly cash dividend of $0.125 per common share, payable May 19, 2025 to shareholders of record as of May 12, 2025.

Christopher J. Annas, Chairman and CEO commented:

Meridian’s first quarter 2025 earnings of $2.4 million were slightly below the first quarter 2024 net income of $2.7 million however PPNR was up 30%, reflecting overall healthy growth in our business units and good expense control. Our earnings were negatively affected by higher provisioning resulting mainly from distressed SBA loans, which have been impacted by the dramatic rate rise. The remediation process for SBA loans is lengthy due to procedural requirements, which we follow diligently to assure the government guaranty, but we are making progress. On a positive note, our net interest margin was 3.46% and has shown consistent improvement over the last four quarters.

Loan growth in the first quarter was 12% annualized (minus expected lease paydowns) and all commercial groups contributed. The Delaware Valley region is plagued by a lack of homes for sale, so construction and other residential building is in demand. Our commercial/industrial lending has benefited from disruption in a recent local bank combination, from where we hired a senior lender with a deep list of contacts throughout the region. We expect many opportunities from this individual and his future hires.

Meridian Wealth Partners continued its strong performance with pre-tax income of $726 thousand for the quarter. A slight increase in assets under management combined with overall better fee percentages contributed to the gain. We are poised for better growth in this segment as our expanded loan customer base provides referral business, and with the recent hiring of a senior wealth professional to help focus on other opportunities.

The mortgage group had a larger pre-tax loss in 1Q25 vs 1Q24, mainly due to lower volume and a lesser loan officer count. The first quarter is seasonally weaker, but we are encouraged by the forecast for greater home inventory in both our Delaware Valley and Maryland markets. That has been a much bigger factor for loan originations than mortgage rates.

Our solid growth in PPNR has enabled us to manage the spike in non-performing loans, as we work intensely to remediate these credits. The growth in first quarter loan volume and expansion in net interest margin should continue to help drive further improvement in profitability.

Exhibit 99.1

Select Condensed Financial Information

	As of or for the three months ended (Unaudited)
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
	(Dollars in thousands, except per share data)
Income:
Net income	$2,399	$5,600	$4,743	$3,326	$2,676
Basic earnings per common share	0.21	0.50	0.43	0.30	0.24
Diluted earnings per common share	0.21	0.49	0.42	0.30	0.24
Net interest income	19,776	19,299	18,242	16,846	16,609

Balance Sheet:
Total assets	$2,528,586	$2,385,867	$2,387,721	$2,351,584	$2,292,923
Loans, net of fees and costs	2,071,675	2,030,437	2,008,396	1,988,535	1,956,315
Total deposits	2,128,742	2,005,368	1,978,927	1,915,436	1,900,696
Non-interest bearing deposits	323,485	240,858	237,207	224,040	220,581
Stockholders' equity	173,266	171,522	167,450	162,382	159,936

Balance Sheet Average Balances:
Total assets	$2,420,571	$2,434,270	$2,373,261	$2,319,295	$2,269,047
Total interest earning assets	2,330,224	2,342,651	2,277,523	2,222,177	2,173,212
Loans, net of fees and costs	2,039,676	2,029,739	1,997,574	1,972,740	1,944,187
Total deposits	2,036,208	2,043,505	1,960,145	1,919,954	1,823,523
Non-interest bearing deposits	244,161	259,118	246,310	229,040	233,255
Stockholders' equity	174,734	171,214	165,309	162,119	159,822

Performance Ratios (Annualized):
Return on average assets	0.40%	0.92%	0.80%	0.58%	0.47%
Return on average equity	5.57%	13.01%	11.41%	8.25%	6.73%

Income Statement - First Quarter 2025 Compared to Fourth Quarter 2024
First quarter net income decreased $3.2 million, or 57.2%, to $2.4 million due to decreased non-interest income as the prior quarter included a $4.0 million gain on sale of MSR's and a $317 thousand gain on sale of OREO, partially offset by a $1.0 million charge for early lease termination. The first quarter provision for credit losses increased over the prior quarter by $1.6 million. Net interest income increased $477 thousand and non-interest expenses decreased $2.7 million. Detailed explanations of the major categories of income and expense follow below.
Net Interest income
Interest income decreased $869 thousand quarter-over-quarter on a tax equivalent basis, driven by both two less days in the period as well as a lower level of average earning assets, which decreased by $12.4 million. On a rate basis, the yield on earnings assets increased 2 basis points.
Average total loans, excluding residential loans for sale, increased $10.0 million. The largest drivers of this increase were commercial, commercial real estate, and small business loans which on a combined basis increased $21.2 million on average, partially offset by a decrease in average leases of $10.6 million. Home equity, residential real estate, consumer and other loans held in portfolio decreased on a combined basis $602 thousand on average.
Total interest expense decreased $1.3 million, quarter-over-quarter, also driven by two fewer days in the period and a lower volume of time deposits and borrowings. On a rate basis, all deposit types experienced a decrease in the cost, with the overall cost of deposits dropping 21 basis points. Interest expense on total deposits decreased $1.5 million and interest expense on borrowings decreased $139 thousand. During the period, interest-bearing checking accounts and money market accounts increased $9.9 million and $37.9 million on average, respectively, while time deposits decreased $40.2 million on average. Borrowings decreased $6.7 million on average.
Overall the net interest margin increased 17 basis points to 3.46% as the cost of funds declined and the yield on earning assets increased slightly.

Exhibit 99.1
Provision for Credit Losses
The overall provision for credit losses for the first quarter increased $1.6 million to $5.2 million, from $3.6 million in the fourth quarter. The first quarter provision increased due to an increase of $7.1 million in non-performing loans which led to an increase of $2.3 million in specific reserves on such loans. SBA loans make up $6.9 million of these additional non-performing loans, of which $3.8 million are guaranteed by the SBA. The increase in provision was also partially impacted by unfavorable changes in certain macro-economic factors used in the model due to current economic and market uncertainty.
Non-interest income
The following table presents the components of non-interest income for the periods indicated:

	Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	$ Change	% Change
Mortgage banking income	$3,393	$5,516	$(2,123)	(38.5)%
Wealth management income	1,535	1,527	8	0.5%
SBA loan income	748	1,143	(395)	(34.6)%
Earnings on investment in life insurance	222	224	(2)	(0.9)%
Net (loss) gain on sale of MSRs	(52)	3,992	(4,044)	(101.3)%
Gain on sale of OREO	—	317	(317)	(100.0)%
Net change in the fair value of derivative instruments	149	(146)	295	(202.1)%
Net change in the fair value of loans held-for-sale	102	(163)	265	(162.6)%
Net change in the fair value of loans held-for-investment	170	(552)	722	(130.8)%
Net (loss) gain on hedging activity	21	192	(171)	(89.1)%
Other	1,036	1,229	(193)	(15.7)%
Total non-interest income	$7,324	$13,279	$(5,955)	(44.8)%
Total non-interest income decreased $6.0 million, or 44.8%, quarter-over-quarter largely due to recognizing a gain on sale of MSRs of $4.0 million in the prior quarter, combined with a $2.1 million decline in mortgage banking income, and a change in gains of $171 thousand in hedging activity. These declines in income were partially offset by favorable derivative and loan related fair value changes. Mortgage loan sales decreased $68.1 million or 31.5% quarter over quarter driving lower gain on sale income in addition to a lower overall margin, leading to the lower level of mortgage banking income.
SBA loan income decreased $395 thousand due to a lower level of SBA loan sales. SBA loans sold for the quarter-ended March 31, 2025 totaled $12.1 million, down $7.8 million, or 39.1%, compared to the quarter-ended December 31, 2024. The gross margin on SBA sales was 8.7% for the quarter, up from 7.5% for the previous quarter.
Non-interest expense
The following table presents the components of non-interest expense for the periods indicated:

	Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	$ Change	% Change
Salaries and employee benefits	$11,385	$12,429	$(1,044)	(8.4)%
Occupancy and equipment	1,338	2,270	(932)	(41.1)%
Professional fees	763	1,134	(371)	(32.7)%
Data processing and software	1,479	1,553	(74)	(4.8)%
Advertising and promotion	779	839	(60)	(7.2)%
Pennsylvania bank shares tax	269	243	26	10.7%
Other	2,730	2,943	(213)	(7.2)%
Total non-interest expense	$18,743	$21,411	$(2,668)	(12.5)%
Overall salaries and benefits decreased $1.0 million. Bank and wealth segments combined decreased $245 thousand, while the mortgage segment decreased $799 thousand. Mortgage segment salaries, commissions, and employee benefits expense are impacted by volume and decreased commensurate with the lower levels of originations, which were down $63.5 million from the prior quarter. Occupancy and equipment expense decreased $932 thousand, net, due to fees, credits and other disposal costs for the early termination of the Blue Bell lease that occurred in the prior quarter. Professional fees decreased $371 thousand over the prior period mainly due to the results of cost control efforts on certain internal audit fees, legal fees and consulting fees, while other non-interest expense decreased $213 thousand due to a decline in certain business development costs, other loan related fees, and OREO related expenses.

Exhibit 99.1

Balance Sheet - March 31, 2025 Compared to December 31, 2024
Total assets increased $142.7 million, or 6.0%, to $2.5 billion as of March 31, 2025 from $2.4 billion at December 31, 2024. Interest-earning cash increased $91.8 million, or 419.7%, to $113.6 million as of March 31, 2025 from December 31, 2024, as a temporary deposit of $103 million from a long standing customer was on hand for several weeks. In addition, loan growth contributed to the overall increase in total assets over this period.
Portfolio loan growth was $42.0 million, or 2.1% quarter-over-quarter. The portfolio growth was generated from commercial mortgage loans which increased $21.2 million, or 2.6%, construction loans which increased $18.3 million, or 7.1%, small business loans which increased $5.3 million, or 3.4%, and commercial & industrial loans which increased $4.6 million, or 1.3%. Lease financings decreased $9.2 million, or 12.1% from December 31, 2024, partially offsetting the above noted loan growth, but this decline was expected as we continue to refocus away from lease originations.
Total deposits increased $123.4 million, or 6.2% quarter-over-quarter, led by non-interest bearing deposit growth of $82.6 million. Non-interest bearing deposits benefited from a late quarter deposit of $103 million from a long standing customer that sold a business. This deposit was on hand for several weeks. Money market accounts and savings accounts also increased a combined $34.3 million, while interest bearing demand deposits increased $19.6 million, and time deposits decreased $13.1 million from largely wholesale efforts. Overall borrowings increased $15.1 million, or 12.1% quarter-over-quarter.
Total stockholders’ equity increased by $1.7 million from December 31, 2024, to $173.3 million as of March 31, 2025. Changes to equity for the current quarter included net income of $2.4 million, less dividends paid of $1.4 million, offset by a decrease of $529 thousand in other comprehensive income. The Community Bank Leverage Ratio for the Bank was 9.30% at March 31, 2025.

Asset Quality Summary
Non-performing loans increased $7.1 million to $52.2 million at March 31, 2025 compared to $45.1 million at December 31, 2024. Included in non-performing loans are $19.1 million of SBA loans of which $9.9 million, or 53%, are guaranteed by the SBA. The SBA portfolio was subject to the Fed's rapid rate increase and $15.0 million, or 80% of these non-performing loans originated in 2020-2021 where their rates rose over 500 basis points.
The ratio of non-performing loans to total loans increased 30 bps to 2.49% as of March 31, 2025, from 2.19% as of December 31, 2024. The increase in non-performing loans was led by a $6.9 million increase in non-performing SBA loans, and $881 thousand in leases.
Net charge-offs as a % of total average loans of 0.14% for the quarter ended March 31, 2025, decreased from 0.34% for the quarter ended December 31, 2024. Net charge-offs decreased to $2.8 million for the quarter ended March 31, 2025, compared to net charge-offs of $7.1 million for the quarter ended December 31, 2024. First quarter charge-offs consisted of $851 thousand on a protracted commercial advertising loan relationship, $738 thousand related to construction loans, $553 thousand of small ticket equipment leases which are charged-off after becoming more than 120 days past due, and $277 thousand in SBA loans. Overall there were recoveries of $175 thousand, largely related to leases and SBA loans.
The ratio of allowance for credit losses to total loans held for investment was 1.01% as of March 31, 2025, an increase from the coverage ratio of 0.91% as of December 31, 2024 due largely to the increase in specific reserves on non-performing loans in the quarter discussed above. As of March 31, 2025 there were specific reserves of $5.0 million against individually evaluated loans, an increase of $2.3 million from $2.7 million in specific reserves as of December 31, 2024. The specific reserve increase over the prior quarter was led by a $1.6 million increase in specific reserves on SBA loans, as well as increases of $535 thousand in commercial real estate loan specifics reserves and a $174 thousand increase in commercial loan specific reserves.

About Meridian Corporation
Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland. Through its 17 offices, including banking branches and mortgage locations, Meridian offers a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

Exhibit 99.1
“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, credit losses and the credit risk of our commercial and consumer loan products; changes in the level of charge-offs and changes in estimates of the adequacy of the allowance for credit losses, or ACL; cyber-security concerns; rapid technological developments and changes; increased competitive pressures; changes in spreads on interest-earning assets and interest-bearing liabilities; changes in general economic conditions and conditions within the securities markets; escalating tariff and other trade policies and the resulting impacts on market volatility and global trade; unanticipated changes in our liquidity position; unanticipated changes in regulatory and governmental policies impacting interest rates and financial markets; legislation affecting the financial services industry as a whole, and Meridian Corporation, in particular; changes in accounting policies, practices or guidance; developments affecting the industry and the soundness of financial institutions and further disruption to the economy and U.S. banking system; among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

Exhibit 99.1
MERIDIAN CORPORATION AND SUBSIDIARIES
FINANCIAL RATIOS (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Earnings and Per Share Data:
Net income	$2,399	$5,600	$4,743	$3,326	$2,676
Basic earnings per common share	$0.21	$0.50	$0.43	$0.30	$0.24
Diluted earnings per common share	$0.21	$0.49	$0.42	$0.30	$0.24
Common shares outstanding	11,285	11,240	11,229	11,191	11,186

Performance Ratios:
Return on average assets (2)	0.40%	0.92%	0.80%	0.58%	0.47%
Return on average equity (2)	5.57	13.01	11.41	8.25	6.73
Net interest margin (tax-equivalent) (2)	3.46	3.29	3.20	3.06	3.09
Yield on earning assets (tax-equivalent) (2)	6.83	6.81	7.06	6.98	6.90
Cost of funds (2)	3.56	3.71	4.05	4.10	4.00
Efficiency ratio	69.16%	65.72%	70.67%	72.89%	73.90%

Asset Quality Ratios:
Net charge-offs (recoveries) to average loans	0.14%	0.34%	0.11%	0.20%	0.12%
Non-performing loans to total loans	2.49	2.19	2.20	1.84	1.93
Non-performing assets to total assets	2.07	1.90	1.97	1.68	1.74
Allowance for credit losses to:
Total loans and other finance receivables	1.01	0.91	1.09	1.09	1.18
Total loans and other finance receivables (excluding loans at fair value) (1)	1.01	0.91	1.10	1.10	1.19
Non-performing loans	39.90%	40.86%	48.66%	57.66%	60.59%

Capital Ratios:
Book value per common share	$15.35	$15.26	$14.91	$14.51	$14.30
Tangible book value per common share	$15.03	$14.93	$14.58	$14.17	$13.96
Total equity/Total assets	6.85%	7.19%	7.01%	6.91%	6.98%
Tangible common equity/Tangible assets - Corporation (1)	6.72	7.05	6.87	6.76	6.82
Tangible common equity/Tangible assets - Bank (1)	8.61	9.06	8.95	8.85	8.93
Tier 1 leverage ratio - Bank	9.30	9.21	9.32	9.33	9.42
Common tier 1 risk-based capital ratio - Bank	10.15	10.33	10.17	9.84	9.87
Tier 1 risk-based capital ratio - Bank	10.15	10.33	10.17	9.84	9.87
Total risk-based capital ratio - Bank	11.14%	11.20%	11.22%	10.84%	10.95%
(1) See Non-GAAP reconciliation in the Appendix
(2) Annualized

Exhibit 99.1
MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Interest income:
Loans and other finance receivables, including fees	$36,549	$37,229	$35,339
Securities - taxable	1,693	1,684	1,251
Securities - tax-exempt	313	314	325
Cash and cash equivalents	613	801	300
Total interest income	39,168	40,028	37,215
Interest expense:
Deposits	16,868	18,341	17,392
Borrowings and subordinated debentures	2,524	2,388	3,214
Total interest expense	19,392	20,729	20,606
Net interest income	19,776	19,299	16,609
Provision for credit losses	5,212	3,572	2,866
Net interest income after provision for credit losses	14,564	15,727	13,743
Non-interest income:
Mortgage banking income	3,393	5,516	3,634
Wealth management income	1,535	1,527	1,317
SBA loan income	748	1,143	986
Earnings on investment in life insurance	222	224	207
Net (loss) gain on sale of MSRs	(52)	3,992	—
Gain on sale of OREO	—	317	—
Net change in the fair value of derivative instruments	149	(146)	75
Net change in the fair value of loans held-for-sale	102	(163)	(2)
Net change in the fair value of loans held-for-investment	170	(552)	(175)
Net (loss) gain on hedging activity	21	192	(19)
Other	1,036	1,229	1,961
Total non-interest income	7,324	13,279	7,984
Non-interest expense:
Salaries and employee benefits	11,385	12,429	10,573
Occupancy and equipment	1,338	2,270	1,233
Professional fees	763	1,134	1,498
Data processing and software	1,479	1,553	1,532
Advertising and promotion	779	839	748
Pennsylvania bank shares tax	269	243	274
Other	2,730	2,943	2,316
Total non-interest expense	18,743	21,411	18,174
Income before income taxes	3,145	7,595	3,553
Income tax expense	746	1,995	877
Net income	$2,399	$5,600	$2,676

Basic earnings per common share	$0.21	$0.50	$0.24
Diluted earnings per common share	$0.21	$0.49	$0.24

Basic weighted average shares outstanding	11,205	11,158	11,088
Diluted weighted average shares outstanding	11,446	11,375	11,201

Exhibit 99.1
MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Assets:
Cash and due from banks	$16,976	$5,598	$12,542	$8,457	$8,935
Interest-bearing deposits at other banks	113,620	21,864	19,805	15,601	14,092
Federal funds sold	629	—	—	—	—
Cash and cash equivalents	131,225	27,462	32,347	24,058	23,027
Securities available-for-sale, at fair value	185,221	174,304	171,568	159,141	150,996
Securities held-to-maturity, at amortized cost	32,720	33,771	33,833	35,089	35,157
Equity investments	2,126	2,086	2,166	2,088	2,092
Mortgage loans held for sale, at fair value	28,047	32,413	46,602	54,278	29,124
Loans and other finance receivables, net of fees and costs	2,071,675	2,030,437	2,008,396	1,988,535	1,956,315
Allowance for credit losses	(20,827)	(18,438)	(21,965)	(21,703)	(23,171)
Loans and other finance receivables, net of the allowance for credit losses	2,050,848	2,011,999	1,986,431	1,966,832	1,933,144
Restricted investment in bank stock	8,369	7,753	8,542	10,044	8,560
Bank premises and equipment, net	12,028	12,151	12,807	13,114	13,451
Bank owned life insurance	29,935	29,712	29,489	29,267	29,051
Accrued interest receivable	10,345	9,958	10,012	9,973	9,864
Other real estate owned	159	159	1,862	1,862	1,703
Deferred income taxes	5,136	4,669	3,537	3,950	4,339
Servicing assets	4,284	4,382	4,364	11,341	11,573
Servicing assets held for sale	—	—	6,609	—	—
Goodwill	899	899	899	899	899
Intangible assets	2,716	2,767	2,818	2,869	2,920
Other assets	24,528	31,382	33,835	26,779	37,023
Total assets	$2,528,586	$2,385,867	$2,387,721	$2,351,584	$2,292,923

Liabilities:
Deposits:
Non-interest bearing	$323,485	$240,858	$237,207	$224,040	$220,581
Interest bearing
Interest checking	161,055	141,439	133,429	130,062	121,204
Money market and savings deposits	947,795	913,536	822,837	787,479	797,525
Time deposits	696,407	709,535	785,454	773,855	761,386
Total interest-bearing deposits	1,805,257	1,764,510	1,741,720	1,691,396	1,680,115
Total deposits	2,128,742	2,005,368	1,978,927	1,915,436	1,900,696
Borrowings	139,590	124,471	144,880	187,260	145,803
Subordinated debentures	49,761	49,743	49,928	49,897	49,867
Accrued interest payable	7,404	6,860	7,017	7,709	8,350
Other liabilities	29,823	27,903	39,519	28,900	28,271
Total liabilities	2,355,320	2,214,345	2,220,271	2,189,202	2,132,987

Stockholders’ equity:
Common stock	13,288	13,243	13,232	13,194	13,189
Surplus	81,724	81,545	81,002	80,639	80,487
Treasury stock	(26,079)	(26,079)	(26,079)	(26,079)	(26,079)
Unearned common stock held by employee stock ownership plan	(1,006)	(1,006)	(1,204)	(1,204)	(1,204)
Retained earnings	112,952	111,961	107,765	104,420	102,492
Accumulated other comprehensive loss	(7,613)	(8,142)	(7,266)	(8,588)	(8,949)
Total stockholders’ equity	173,266	171,522	167,450	162,382	159,936
Total liabilities and stockholders’ equity	$2,528,586	$2,385,867	$2,387,721	$2,351,584	$2,292,923

Exhibit 99.1
MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND SEGMENT INFORMATION (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Three Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Interest income	$39,168	$40,028	$40,319	$38,465	$37,215
Interest expense	19,392	20,729	22,077	21,619	20,606
Net interest income	19,776	19,299	18,242	16,846	16,609
Provision for credit losses	5,212	3,572	2,282	2,680	2,866
Non-interest income	7,324	13,279	10,831	9,244	7,984
Non-interest expense	18,743	21,411	20,546	19,018	18,174
Income before income tax expense	3,145	7,595	6,245	4,392	3,553
Income tax expense	746	1,995	1,502	1,066	877
Net Income	$2,399	$5,600	$4,743	$3,326	$2,676

Basic weighted average shares outstanding	11,205	11,158	11,110	11,096	11,088
Basic earnings per common share	$0.21	$0.50	$0.43	$0.30	$0.24

Diluted weighted average shares outstanding	11,446	11,375	11,234	11,150	11,201
Diluted earnings per common share	$0.21	$0.49	$0.42	$0.30	$0.24

	Segment Information
	Three Months Ended March 31, 2025				Three Months Ended March 31, 2024
(dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$19,706	$9	$61	$19,776	$16,592	$(6)	$23	$16,609
Provision for credit losses	5,212	—	—	5,212	2,866	—	—	2,866
Net interest income after provision	14,494	9	61	14,564	13,726	(6)	23	13,743
Non-interest income	1,912	1,535	3,877	7,324	1,874	1,317	4,793	7,984
Non-interest expense	12,758	818	5,167	18,743	12,060	833	5,281	18,174
Income (loss) before income taxes	$3,648	$726	$(1,229)	$3,145	$3,540	$478	$(465)	$3,553
Efficiency ratio	59%	53%	131%	69%	65%	64%	110%	74%

MERIDIAN CORPORATION AND SUBSIDIARIES
APPENDIX: NON-GAAP MEASURES (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)
Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts. The non-GAAP disclosure have limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Pre-Provision Net Revenue Reconciliation
	Three Months Ended
(Dollars in thousands, except per share data, Unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Income before income tax expense	$3,145	$7,595	$3,553
Provision for credit losses	5,212	3,572	2,866
Pre-provision net revenue	$8,357	$11,167	$6,419

	Pre-Provision Net Revenue Reconciliation
	Three Months Ended
(Dollars in thousands, except per share data, Unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
Bank	$8,860	$8,205	$6,406
Wealth	726	571	478
Mortgage	(1,229)	2,391	(465)
Pre-provision net revenue	$8,357	$11,167	$6,419

	Allowance For Credit Losses (ACL) to Loans and Other Finance Receivables, Excluding and Loans at Fair Value
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Allowance for credit losses (GAAP)	$20,827	$18,438	$21,965	$21,703	$23,171

Loans and other finance receivables (GAAP)	2,071,675	2,030,437	2,008,396	1,988,535	1,956,315
Less: Loans at fair value	(14,182)	(14,501)	(13,965)	(12,900)	(13,139)
Loans and other finance receivables, excluding loans at fair value (non-GAAP)	$2,057,493	$2,015,936	$1,994,431	$1,975,635	$1,943,176

ACL to loans and other finance receivables (GAAP)	1.01%	0.91%	1.09%	1.09%	1.18%
ACL to loans and other finance receivables, excluding loans at fair value (non-GAAP)	1.01%	0.91%	1.10%	1.10%	1.19%

	Tangible Common Equity Ratio Reconciliation - Corporation
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total stockholders' equity (GAAP)	$173,266	$171,522	$167,450	$162,382	$159,936
Less: Goodwill and intangible assets	(3,615)	(3,666)	(3,717)	(3,768)	(3,819)
Tangible common equity (non-GAAP)	169,651	167,856	163,733	158,614	156,117

Total assets (GAAP)	2,528,586	2,385,867	2,387,721	2,351,584	2,292,923
Less: Goodwill and intangible assets	(3,615)	(3,666)	(3,717)	(3,768)	(3,819)
Tangible assets (non-GAAP)	$2,524,971	$2,382,201	$2,384,004	$2,347,816	$2,289,104
Tangible common equity to tangible assets ratio - Corporation (non-GAAP)	6.72%	7.05%	6.87%	6.76%	6.82%

	Tangible Common Equity Ratio Reconciliation - Bank
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total stockholders' equity (GAAP)	$220,768	$219,119	$217,028	$211,308	$208,319
Less: Goodwill and intangible assets	(3,615)	(3,666)	(3,717)	(3,768)	(3,819)
Tangible common equity (non-GAAP)	217,153	215,453	213,311	207,540	204,500

Total assets (GAAP)	2,525,029	2,382,014	2,385,994	2,349,600	2,292,894
Less: Goodwill and intangible assets	(3,615)	(3,666)	(3,717)	(3,768)	(3,819)
Tangible assets (non-GAAP)	$2,521,414	$2,378,348	$2,382,277	$2,345,832	$2,289,075
Tangible common equity to tangible assets ratio - Bank (non-GAAP)	8.61%	9.06%	8.95%	8.85%	8.93%

	Tangible Book Value Reconciliation
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Book value per common share	$15.35	$15.26	$14.91	$14.51	$14.30
Less: Impact of goodwill /intangible assets	0.32	0.33	0.33	0.34	0.34
Tangible book value per common share	$15.03	$14.93	$14.58	$14.17	$13.96